Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

PRIMO WATER CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share	Rule 457(c) and 457(h)	7,036,558 (2)	$21.43	$150,793,438 (3)	0.00014760	$22,258
Total Offering Amounts				-	-	-	$22,258
Total Fee Offsets				-	-	-	–
Net Fee Due				-	-	-	$22,258

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form  S-8 shall be deemed to cover an indeterminate number of additional shares of Primo Water Corporation (“Company”) common stock that may become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Company common stock.

(2)
Represents (i) 6,804,000 shares of Company common stock reserved for issuance under the 2018 Equity Incentive Plan and (ii) 232,558 shares of Company common stock reserved for issuance under the Restricted Stock Unit Award (Inducement Grant) issued to Robbert Rietbroek.

(3)
Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of Company common stock on May 10, 2024, as reported on the New York Stock Exchange.